Exhibit 15.3

JWF Assurance PAC. (UEN No: 202326944Z). Tel: +65 6539 9729 60 Paya Lebar Road, #10-16 Paya. Lebar Square Singapore 409051

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-271636) and Form F-3 (No. 333-264942) of our report dated March 28, 2025, relating to the consolidated financial statements of Token Cat Ltd (formerly known as TuanChe Limited) and its subsidiaries, as of and for the year ended December 31, 2024, which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ JWF Assurance PAC

Singapore,

March 28, 2025